                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Portugal Fund Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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                            THE PORTUGAL FUND, INC.
                              153 East 53rd Street
                            New York, New York 10022


Dear Portugal Fund Shareholder:

         As previously announced, the Portugal Fund's Annual Meeting of Shareholders was adjourned from May 1999 to October 15, 1999 in order to afford the Fund's Directors additional time to explore ways to address the discount at which the Fund's shares have been trading. Having done so, the Board now supports open-ending the Fund, an action we firmly believe to be in the best interests of shareholders.

         You should have received recently the Fund's proxy statement relating to the October meeting. This proxy statement was accompanied by a WHITE proxy card and explains the Board's proposal to open-end the Fund. If this proposal is approved, the Fund's shareholders would be entitled at any time after conversion to redeem their shares for cash at a price equal to the underlying net asset value, less a 1.5% redemption fee applicable only during the first twelve months following conversion. To illustrate, if this proposal was effective now, shares which currently trade on the New York Stock Exchange at $12.5625 per share (based on yesterday's closing sales price), could be redeemed for $14.02 per share, which is the underlying net asset value at that date less a redemption fee of $0.21 per share.

         For your convenience in voting, we have enclosed a duplicate WHITE proxy card with this mailing. IF YOU HAVE NOT ALREADY VOTED, OR IF YOU HAVE VOTED A GREEN PROXY CARD, WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. WE URGE YOU NOT TO RETURN A GREEN PROXY CARD. YOUR VOTE WILL BE COUNTED AT THE MEETING IF YOU MARK, SIGN, DATE AND RETURN JUST THE WHITE CARD.

         You may also have received a second proxy statement prepared by Ronald
G. Olin and accompanied by a GREEN proxy card, which includes a number of proposals that Mr. Olin intends to present at the Annual Meeting, as well as a letter from him elaborating on his proposals and criticizing Fund management. Mr. Olin currently controls over 31% of the Fund's outstanding shares. Thus the manner in which he votes his shares on the Fund's open-ending proposal will likely have a determinative effect on whether that proposal passes. Under the Fund's Articles of Incorporation the affirmative vote of two-thirds of the Fund's outstanding shares is required to open end the Fund. We recommend that you DO NOT RETURN A GREEN PROXY CARD.

         In reviewing Mr. Olin's proxy materials, shareholders should note that:

- -    Mr. Olin says the Board's open-ending proposal "will likely fail," without saying how he intends to vote the shares he controls on this proposal. Indeed, he says he is "not making any recommendation as to how you should vote" on this proposal. If Mr. Olin votes his 31%+ position in favor of the open-ending, there is a reasonable likelihood that it will pass, since the Fund would only need about half of the other shareholders to vote in favor of the proposal. Mr. Olin's charge that the open-ending proposal lacks credibility is curious. If it passes, it will occur. The proposal is not a "recommendation," it is a mandate.

- -    Mr. Olin also says that if any shareholder returns his GREEN proxy card without affirmatively voting for the open-ending proposal, he will cause that shareholder's votes to

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     ABSTAIN on the proposal. Please note that this will have the same effect as a vote AGAINST open-ending. Accordingly, any shareholder who intends to vote using Olin's GREEN proxy card (which we recommend against) and who is in favor of the open-ending proposal must be sure to mark that card "FOR" Proposal 1(a).

- -    Mr. Olin objects to the 1.5% redemption fee.  The Board of Directors of the
     Fund carefully considered whether to impose such a fee as part of the open-ending proposal. Ultimately, the Board concluded that a modest fee payable to the Fund (not the manager) for a limited period to defray the expenses incurred in the process and to discourage a large volume of redemptions from occurring immediately after conversion was appropriate and in the best interests of the Fund's long-term shareholders. Many other funds that have converted from a closed-end to an open-end format have reached the same conclusion, many of their redemption fees in the 2.0% range. Mr. Olin, who acquired most of his Fund shares within the past two years, does not disclose his intentions regarding redemption of his shares if the open-ending proposal (or any alternative plan to realize net asset value) is adopted. Mr. Olin also would have an option to avoid the redemption fee. Any shareholder, such as Mr. Olin, owning more than $250,000 of shares may elect to redeem shares in-kind free of the redemption fee, and could either keep the portfolio securities distributed in-kind or incur the costs of disposing of them without imposing those costs on shareholders that choose to remain invested in the Fund. Mr. Olin also does not reveal whether he would take advantage of this option, but either way, the shareholders who choose not to redeem would not be saddled with the cost of disposition triggered by Mr. Olin's or anyone else's decision to redeem.

- -    Mr. Olin has said that the bundling of the redemption fee with the open-ending proposal "will likely cause many shareholders to oppose the open-ending." Leaving aside the effect of the bundling on Mr. Olin's own voting decision, the Board does not believe that the bundling should have this effect. Rather, the Board believes that shareholders who carefully consider the proposal will understand and appreciate the importance of balancing the interests of shareholders who desire to redeem with the interests of shareholders who desire to remain as shareholders.

- -    Your Board is charged with a careful balancing of all shareholder interests on an ongoing basis. Shareholder interests can vary depending on factors such as when and at what price the shareholder purchased his or her shares, and whether a shareholder desires to hold the investment or liquidate it.
     In reaching the proposals presented here, your Board has carefully considering the interests of all shareholders, including Mr. Olin's interests as a significant shareholder. In recent months, several of the Directors have met with Mr. Olin in person and by telephone in an effort to try to reconcile his interests with those of all shareholders. Ultimately, your Board believes that the proposals made in the proxy materials accompanied by the WHITE proxy card are the most equitable after considering all shareholders' interests. We do not know, and may not know until the votes are counted, whether Mr. Olin will vote for or against the proposals in the WHITE card. Although Mr. Olin has criticized the Board, the adviser and some of the features of the open-ending proposal, he has not yet revealed how he intends to vote on the open-ending proposal. Your Board urges you to vote in your own best interest, without regard to how
     Mr. Olin may or may not vote his shares.

- -    Mr. Olin's proxy statement includes a proposal that, if the Fund's open-ending proposal fails to pass but a majority favors open-ending, "the shareholders recommend that the Board provide shareholders with an option to receive Net Asset Value, with no redemption penalty, as soon as possible." His materials go on to note that the Board of Directors should "evaluate a variety of methods for delivering NAV to those shareholders who want it." As stated in the Fund's proxy statement, the Directors have already resolved that if the open-ending proposal fails, they will adopt an enhanced and aggressive share repurchase program, much as Mr. Olin proposed in his May 1999 proxy solicitation to Fund shareholders. Mr. Olin's materials do not describe to any extent what other methods he or the other nominees he is supporting for election as directors would advocate. Although he mentions the possibility of a self-tender offer, and some of the adverse consequences of a tender offer on shareholders who choose to remain, he says he would defer to the Board. Your Board considered a self-tender, but ultimately determined that the open-ending proposal presented in management's proxy materials was more equitable.

- -    Your Board has already determined that if the open-ending proposal fails, an enhanced and aggressive repurchase program would help achieve a balance between the interests of shareholders who elect to liquidate their investment and the interests of remaining shareholders. Your current Board is committed to this course if the open-ending proposal does not pass. In another curious comment in Mr. Olin's materials, he criticizes the Board for accepting and approving the same kind of repurchase program that Mr. Olin proposed and recommended in his May proxy. Again, although Mr. Olin says this proposal "lacks credibility," the proposal is not a "recommendation," it is a mandate.

- -    If the Fund's proposal to open-end is approved, the shareholders are being presented with two opposing slates of directors. Of the six directors being presented by Fund management, four are independent of Credit Suisse Asset Management, the Fund's investment adviser, and the remaining two directors include the Fund's portfolio manager and the Chief Executive Officer of the adviser. The independent Directors believe this composition provides an appropriate balance between "inside" and "outside" directors and affords a forum to receive valuable input from those persons charged with the day-to-day management of the Fund. This composition far exceeds the independent director requirements imposed by law and is consistent with industry "best practices."

- -    If shareholders elect Mr. Olin's nominees, four of the Directors would be employees of Mr. Olin's company, Deep Discount Advisors, only two would be unaffiliated with Mr. Olin, and there would be no representation from the individuals who are most familiar with the daily activities of the Fund. The current Directors are concerned that the obligations of Mr. Olin and his fellow DDA employees to act in the best interests of DDA clients may conflict in very real ways with their duty to act in the best interests of all Fund shareholders. DDA's stated investment specialty is seeking "to exploit inefficiencies in the price of" securities, which include closed-end fund shares. This specialty suggests reasons for DDA (and the four DDA employees nominated by Mr. Olin for the Fund's Board) to oppose open-ending initiatives, even when they make sense for a majority of a fund's shareholders. Moreover, although discount reduction benefits all shareholders equally, if a fund's discount is reduced or eliminated by actions of a fund's board so that DDA's clients no longer have opportunities to exploit pricing inefficiencies, Mr. Olin's obligations to his clients may compel him to liquidate their investments on a widespread basis, regardless of the effect of such liquidations on other shareholders. Even assuming Mr. Olin's and DDA's employees' best intentions, these types of conflicts can be very difficult to reconcile. Given that the Board's fundamental responsibility is to carefully balance the interests of all shareholders, do the shareholders really want a Board so dominated by a group of individuals who are faced with these kinds of conflicts? Again, we urge you to vote in your own best interest. IN ORDER TO PROTECT YOUR INVESTMENT, WE URGE YOU TO VOTE FOR ALL OF THE PROPOSALS ON THE ENCLOSED WHITE PROXY CARD. WE RECOMMEND THAT YOU NOT SEND IN A GREEN PROXY CARD. IF YOU HAVE ALREADY SENT IN A GREEN PROXY CARD, WE URGE YOU TO REVOKE THAT CARD BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED WHITE CARD.

     We appreciate your continuing support.

     Sincerely,


     The Independent Directors of The Portugal Fund, Inc.


/s/ Enrique R. Arzac
- -------------------------
/s/ James J. Cattano
- -------------------------
/s/ Jonathan W. Lubell
- -------------------------
/s/ Martin M. Torino
- -------------------------

                                     PROXY

                             THE PORTUGAL FUND, INC.


          This Proxy is Solicited on Behalf of the Board of Directors


  P       The undersigned hereby appoints Hal Liebes and Michael A. Pignataro as Proxies, each with the power to appoint his substitute, and hereby
  R authorizes them to represent and to vote, as designated on the reverse side and in accordance with their judgment on such other matters
  O as may properly come before the meeting or any adjournments thereof, all shares of The Portugal Fund, Inc. (the "Fund") that the undersigned
  X is entitled to vote at the annual meeting of shareholders to be held on October 15, 1999, and at any adjournments thereof.
  Y


   -------------                                                 -------------
   /SEE REVERSE/   CONTINUED AND TO BE SIGNED ON REVERSE SIDE    /SEE REVERSE/
   /   SIDE    /                                                 /   SIDE    /
   -------------                                                 -------------

  -----
  /   /  Please mark
  / X /  votes as in
  /   /  this example.
  -----


This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Proposals 1(a), 1(b), "FOR" the nominees in Proposals 2(a), 2(b), and "FOR" Proposal 3.

The Board of Directors recommends a vote "FOR" Proposals 1(a), 1(b), "FOR" the nominees in Proposals 2(a), 2(b), and "FOR" Proposal 3.


      1(a) To change the Fund's         FOR     AGAINST   ABSTAIN
           subclassification from a     -------   -------   -------
           closed-end investment        /     /   /     /   /     /
           company to an open-end       /     /   /     /   /     /
           investment company; and to ------- ------- ------- amend and restate the
           Fund's Articles of
           Incorporation to provide
           for such conversion.

      1(b) To change the Fund's         FOR     AGAINST   ABSTAIN
           fundamental investment       -------   -------   -------
           policy relating to           /     /   /     /   /     /
           borrowing to reflect its     /     /   /     /   /     /
           proposed new                 -------   -------   -------
           subclassification as an
           open-end investment
           company.

      2(a) To elect the following            FOR          WITHHELD
           nominees to serve as             -----         -----
           Directors of the Fund in         /   /         /   /
           the event that Proposal          /   /         /   /
           1(a) is not approved:            -----         -----

                                         FOR ALL EXCEPT
           James J. Cattano (three-      ------
           year term); Richard W.        /    /
           Watt (three-year term)        /    /
                                         ---------------------------------------
                                           For nominees except as noted above

      2(b) To elect the following            FOR          WITHHELD
           nominees to serve as             -----         -----
           Directors of the Fund if         /   /         /   /
           Proposal 1(a) is approved:       /   /         /   /
                                            -----         -----

                                         FOR ALL EXCEPT
           Enrique R. Arzac              ------
           James J. Cattano              /    /
           Jonathan W. Lubell            /    /
           William W. Priest, Jr.        ---------------------------------------
           Martin M. Torino                For nominees except as noted above
           Richard W. Watt


      3.   To ratify the selection      FOR     AGAINST   ABSTAIN
           of PricewaterhouseCoopers    -------   -------   -------
           LLP as independent public    /     /   /     /   /     /
           accountants of the fund      /     /   /     /   /     /
           for the fiscal year ending   -------   -------   -------
           December 31, 1999.



                          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                          Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


Signature:_______________ Date:______   Signature:_______________ Date:______